Exhibit 3.1

Certificate of Amendment

of the

Fifth Amended and Restated

Certificate of Incorporation

of

Visa Inc.

Visa Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.        The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 25, 2007 (the “Original Certificate of Incorporation”) and an Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 28, 2007 (the “Amendment to the Certificate of Incorporation,” and together with the Original Certificate of Incorporation, the “Initial Certificate of Incorporation”).

2.        The Initial Certificate of Incorporation was amended and restated and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 1, 2007 (the “First Amended and Restated Certificate of Incorporation”), further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 11, 2008 (the “Second Amended and Restated Certificate of Incorporation”), further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 7, 2008 (the “Third Amended and Restated Certificate of Incorporation”), further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 14, 2008 (the “Fourth Amended and Restated Certificate of Incorporation”), further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 16, 2008 (the “Fifth Amended and Restated Certificate of Incorporation”), and corrected by a Certificate of Correction of the Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 30, 2009.

3.        Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) has been duly adopted in accordance therewith, and amends the Fifth Amended and Restated Certificate of Incorporation as follows:

A.        Section 5.1(e) of Article V of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Visa Inc. Filed with the State of Delaware on January 27, 2011.	1

(e)      Each director shall be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders and each director shall remain in office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. If the number of directors is increased at or following the 2011 annual meeting of stockholders, any additional director elected to fill a newly created directorship shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

B.        Section 5.2(b) of Article V of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

(b)      Except as provided in Section 5.2(a), and subject to the rights of the holders of any series of Preferred Stock then outstanding and to the By-Laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation or other cause shall be filled only by a resolution adopted by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and each director so chosen shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification, removal from office or other reason. For clarity, no period of vacancy contemplated by this Section 5.2(b) shall be deemed to give rise to any conflict with the terms of Sections 5.1(c) or 5.1(d).

C.        Section 5.4 of Article V of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

Section 5.4       Election of Directors by Preferred Stock Holders.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) applicable thereto.

* * * * *

Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Visa Inc. Filed with the State of Delaware on January 27, 2011.	2

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by a duly authorized officer of the Corporation this 27 day of January, 2011.

VISA INC.

By:	/s/ Ariela St. Pierre

Name:	Ariela St. Pierre

Title:	Corporate Secretary

Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of Visa Inc. Filed with the State of Delaware on January 27, 2011.	3